SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CEDAR REALTY TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEDAR REALTY TRUST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 3, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cedar Realty Trust, Inc. (the “Company”) will be held at the offices of the Company, 44 South Bayles Avenue, Port Washington, NY 11050, on Tuesday, May 3, 2016 at 10:00 in the morning for the following purposes:

1. To elect seven directors.

2. To vote upon an advisory (non-binding) resolution to approve executive compensation.

3. To approve the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

The Company recommends a vote “FOR” proposals 1 through 3. You should carefully review the accompanying Proxy Statement which contains additional information.

Stockholders of record at the close of business on March 11, 2016, shall be entitled to notice of, and to vote at, the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2016. THE PROXY

STATEMENT AND OUR 2015 ANNUAL REPORT ARE AVAILABLE AT

HTTP://WWW.CEDARREALTYTRUST.COM.

By order of the Board of Directors

BRUCE J. SCHANZER
President and CEO

Dated: March 24, 2016

Port Washington, NY

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

CEDAR REALTY TRUST, INC.

44 SOUTH BAYLES AVENUE, SUITE 304

PORT WASHINGTON, NEW YORK 11050

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 3, 2016, at 10:00 in the morning, or any adjournment thereof, at which stockholders of record at the close of business on March 11, 2016 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,500, plus all reasonable out-of-pocket expenses. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the meeting, he may elect to revoke his proxy and vote his shares personally. Votes for shares held by a bank, broker or other holder of record, may be revoked by a stockholder submitting new voting instructions to the bank, broker or other holder of record or, if a stockholder has obtained a legal proxy from the bank, broker or other holder of record giving him the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2015 is being mailed herewith to each stockholder of record. Stockholders may obtain a copy of the Company’s 2015 Form 10-K, without charge, by writing to the Company at 44 South Bayles Avenue, Suite 304, Port Washington, New York 11050, Attention: Investor Relations. The 2015 Form 10-K is also available on the Company’s website, www.cedarrealtytrust.com. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about March 24, 2016.

On March 11, 2016, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting, 85,323,908 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda must receive the affirmative vote of a majority of the shares of Common Stock entitled to be voted and present at the meeting or represented by proxy in order to pass. Abstentions have the same effect as votes against the matter. Broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

Broker Discretionary Voting

Brokers do not have discretionary authority to vote with respect to the election of directors or on proposal 2. If your shares are held by a broker, the broker will ask you how you want to vote your shares. If you provide the broker with instructions, your shares will be voted in accordance with your instructions. If you do not give any instruction on any of the proposals, then with respect to the election of directors and the vote on proposal 2, your shares will not be voted. Therefore, it is important that you give instructions to your broker as to how to vote your shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit the enclosed proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

It is expected that the following business will be considered at the meeting and action taken thereon:

1.  ELECTION OF DIRECTORS

Pursuant to the Articles of Incorporation and By-Laws, as amended, the director nominees elected at this meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified.

It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If, in the Board of Directors’ judgment, some unexpected occurrence should make necessary the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select.

The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
James J. Burns	76	Mr. Burns, a director since 2001 and a member of the Audit (Chair) and Nominating/Corporate Governance Committees, was chief financial officer and senior vice president of Reis, Inc. (formerly Wellsford Real Properties, Inc.) from December 2000 until March 2006, and vice chairman from April 2006 until March 2009, when he entered into a consulting role at that company (where he continued to have the primary responsibility for income tax reporting and compliance until December 31, 2015, when the arrangement ended). He joined Reis in October 1999 as chief accounting officer upon his retirement from Ernst & Young LLP in September 1999. At Ernst & Young LLP, Mr. Burns was a senior audit partner in the E&Y Kenneth Leventhal Real Estate Group for 22 years. Since 2000, Mr. Burns has also served as a director of One Liberty Properties, Inc., a real estate investment trust listed on the New York Stock Exchange. Mr. Burns is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Burns received a B.A. and M.B.A. from Baruch College of the City University of New York.	2001
Abraham Eisenstat	46	Mr. Eisenstat has been a director since July 2015 and is a member of the Audit and Nominating/Corporate Governance Committees. Mr. Eisenstat is a co-founder of Eisenstat Capital Partners LP, formerly Dabroes Management LP, a European long/short equity fund founded in 2008. Prior to starting the firm, Mr. Eisenstat was a Managing Director at Caxton International where for five years he co-ran a European long/short equity fund. Prior thereto, Mr. Eisenstat ran a similar fund at S.A.C. Capital. Mr. Eisenstat covered European equities as a generalist analyst for over six years at Noble Partners, Chestnut Hill Management and Teton Partners. Prior to joining the investment management industry, Mr. Eisenstat acted as research assistant to historian Sir Martin Gilbert and studied international relations at the Fletcher School of Law and Diplomacy in Boston, and Philosophy, Politics, and Economics at Oxford University. He graduated with honors from Baruch College of the City University of New York.	2015

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
Pamela N. Hootkin	68	Ms. Hootkin, a director since June 2008 and a member of the Audit and Compensation (Chair) Committees, retired at the end of April 2012 from her position as senior vice president at PVH Corp. (formerly Phillips-Van Heusen Corporation), a position she held since May 2010. She joined PVH Corp. in 1988 as vice president, treasurer and corporate secretary; in 1999 she became vice president, treasurer and director of investor relations, and in June 2007 she became senior vice president, treasurer and director of investor relations. From 1986 to 1988, Ms. Hootkin was vice president and chief financial officer of Yves Saint Laurent Parfums, Inc. From 1975 to 1986, she was employed by Squibb Corporation in various capacities, with her last position being vice president and treasurer of a division of Squibb. Ms. Hootkin is a board member of Safe Horizon, New York (a not-for-profit organization) where she also serves on the executive, finance (chair) and development committees. Ms. Hootkin received a B.A. from the State University of New York at Binghamton and an M.A. from Boston University.	2008
Paul G. Kirk, Jr.	78	Mr. Kirk, a director from 2005 to September 2009 when he resigned to accept his appointment as a United States Senator for Massachusetts to succeed the late Senator Edward M. Kennedy, and re-elected to the Board in June 2010, is a member of the Compensation and Nominating/Corporate Governance (Chair) Committees, and is a retired partner of the law firm of Sullivan & Worcester, LLP of Boston, MA. He was a member of the firm from 1977 through 1990. He also serves as Chairman and CEO of Kirk & Associates, Inc., a business advisory and consulting firm. He has previously served on the Boards of Directors of Rayonier, Incorporated (a real estate investment trust listed on the New York Stock Exchange) (1994 to 2011), Hartford Financial Services Group, Inc. (1995 to 2014 (excluding his term in the United States Senate)), ITT Corporation (1989 to 1997) and Bradley Real Estate, Inc. (1991 to 2000), a real estate investment trust that was subsequently acquired by Heritage Property Investment Trust, Inc. Mr. Kirk was a founding Director of the John F. Kennedy Library Foundation and served as its Chairman from 1992 to 2009. He was a founding Director of the Commission on Presidential Debates and served as its Co-Chairman from 1987 to 2009 and a founding Director of the Edward M. Kennedy Institute for the United States Senate serving from 2007 to 2009. From 1985 to 1989, Mr. Kirk served as Chairman of the Democratic Party of the United States, and from 1983 to 1985 as its Treasurer. He is Chairman Emeritus of the National Democratic Institute for International Affairs whose Board he Chaired from 1990 to 2000. A graduate of Harvard College and Harvard Law School, Mr. Kirk is past-Chairman of the Harvard Board of Overseers’ Nominating Committee and of the Harvard Board of Overseers’ Committee to Visit the Department of Athletics. He has received many awards for civic leadership and public service, including honorary doctors of law degrees from Stonehill College and the Southern New England School of Law.	2010

Name	Age	Principal Occupation and Positions Held	Served as a Director Since
Steven G. Rogers	61	Mr. Rogers has been a director since March 2016 and is a member of the Audit Committee. Mr. Rogers is the current managing member of Rogers & Associates, LLC, a provider of specialized solutions and board level advisory work for principals and institutional owners in the real estate industry. Mr. Rogers currently serves as chairman of the board of RREEF America REIT III, independent director of RREEF America REIT II, chairman of the board of Net Lease Alliance, a founding director of First Commercial Bank and executive-in-residence for Millsaps College Else School of Management. Prior to founding Rogers & Associates, LLC, Mr. Rogers led Parkway Properties, Inc., a NYSE-listed REIT, for 25 years, most recently as its president and chief executive officer, and served on its board of directors. Mr. Rogers also served on the board of governors of NAREIT for six years, including two terms as audit chair. He graduated from the University of Mississippi magna cum laude, served in the U.S. Army as an infantry officer ultimately earning the rank of captain, and completed his MBA from Harvard Business School.	2016
Bruce J. Schanzer	47	Mr. Schanzer has been president, chief executive officer and a director of the Company since June 2011. Prior thereto and since 2007, Mr. Schanzer was employed by Goldman Sachs & Co., with his last position being a managing director in their real estate investment banking group. From 2001 to 2007, Mr. Schanzer was employed by Merrill Lynch, with his last position being vice president in their real estate investment banking group. Earlier in his career, Mr. Schanzer practiced real estate law for six years in New York. Mr. Schanzer received a B.A. from Yeshiva College, where he is now a member of its board of trustees, an M.B.A. from the University of Chicago, and a J.D. from Benjamin N. Cardozo School of Law, where he was a member of the Law Review.	2011
Roger M. Widmann	76	Mr. Widmann, a director since 2003, non-executive Chairman of the Board since June 2011, and a member of the Compensation and Nominating/Corporate Governance Committees, is an investment banker. He was a principal of the investment banking firm of Tanner & Co., Inc. from 1997 to 2004. From 1986 to 1995, Mr. Widmann was a senior managing director of Chemical Securities, Inc., a subsidiary of Chemical Banking Corporation (now JPMorgan Chase Corporation). Prior to joining Chemical Securities, Inc., Mr. Widmann was a founder and managing director of First Reserve Corporation, the largest independent energy investing firm in the United States. Previously, he was senior vice president with the investment banking firm of Donaldson, Lufkin & Jenrette, responsible for the firm’s domestic and international investment banking	2003

Name	Age	Principal Occupation and Positions Held	Served as a Director Since

business. He had also been a vice president with New Court Securities (now Rothschild, Inc.). He was a director of

Lydall, Inc. (listed on the New York Stock Exchange), a manufacturer of thermal, acoustical and filtration materials, from 1974 to 2004, and its Chairman from 1998 to 2004. He is a director of Standard Motor Products, Inc. (listed on the New York Stock Exchange), a manufacturer of automobile replacement parts, is Chairman of Keystone National Group, a managing partner of private equity funds, and is Chairman and CEO of Cutwater Associates LLC, a corporate advisory firm. He is also a senior moderator of the Aspen Seminar at The Aspen Institute. Mr. Widmann received a B.A. from Brown University and a J.D. from the Columbia University School of Law.

CORPORATE GOVERNANCE PRINCIPLES

Independent Directors

Pursuant to rules of the New York Stock Exchange and applicable law, a majority of the Company’s directors must be independent as specified therein. As a result, the Board undertook a review of the independence of the Company’s directors. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent.

As the result of this review, the Board affirmatively determined that each of Messrs. Burns, Eisenstat, Kirk, Rogers and Widmann and Ms. Hootkin is independent of the Company and its management. The Board determined that none of these independent directors had any material relationships with the Company. Mr. Schanzer is the only director who is not independent.

Corporate Governance Guidelines and Principles

The Board of Directors has adopted Corporate Governance Guidelines and Principles that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines and Principles are director responsibilities, management responsibilities, director access to management, employees and advisors, management succession, annual performance evaluation of the Board and Chief Executive Officer, director compensation and meeting procedures. The Corporate Governance Guidelines and Principles are available on the Company’s website at www.cedarrealtytrust.com.

Code of Business Conduct and Ethics

All of our employees, including our chief executive officer, chief financial officer, chief operating officer, chief accounting officer and chief investment officer, and our directors are required to comply with our Code of Business Conduct and Ethics. Our Code is available on our website at www.cedarrealtytrust.com. It is our intention to disclose any amendments to, or waivers of, any provisions of this Code as it applies to our chief executive officer, chief financial officer, chief operating officer, chief accounting officer, chief investment officer, or our directors on our website within three business days of such amendment or waiver.

Anti-Hedging Policy

The Company does not consider it appropriate for any of its officers, directors or employees to enter into speculative transactions in the Company’s securities that are designed to hedge or offset any decrease in market value of the Company’s securities. As the result, the Company prohibits such persons from the purchase of puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits hedging or monetization transactions, such as forward sale contracts, equity swaps, collars and exchange funds. Such persons may also not purchase securities of the Company on margin, borrow against any account in which the Company’s securities are held or otherwise pledge any securities of the Company.

Audit Committee

The Board of Directors has established an Audit Committee consisting of James J. Burns, Abraham Eisenstat, Steven G. Rogers and Pamela N. Hootkin. The charter of the Audit Committee is available on the Company’s website at www.cedarrealtytrust.com. All the members of the Audit Committee are independent under the rules of the New York Stock Exchange and applicable law. Mr. Burns, Ms. Hootkin and Mr. Eisenstat are each qualified as an audit committee financial expert within the meaning of applicable law and the Board has determined that each of them has accounting and related financial management expertise under the rules of the New York Stock Exchange. The designation of “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than are generally imposed on such persons as members of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Board. The principal functions of this committee are as follows: employs the Company’s independent registered public accounting firm, subject to stockholder ratification, to audit the Company’s consolidated financial statements; pre-approves all services performed by the Company’s independent registered public accounting firm; provides oversight on the internal reporting process and the adequacy of the Company’s internal controls; reviews the scope of the audit of the independent registered public accounting firm and the firm performing the Company’s internal audit procedures; reviews services provided by the Company’s independent public registered accounting firm and other disclosed relationships as they bear on the independence of the Company’s independent registered public accounting firm; and monitors the process for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

Compensation Committee

The Board of Directors has established a Compensation Committee consisting of Pamela N. Hootkin, Paul G. Kirk, Jr., and Roger M. Widmann, all of whom are independent within the meaning of the rules of the New York Stock Exchange and applicable law. The charter of the Compensation Committee is available on the Company’s website at www.cedarrealtytrust.com. This committee reviews and approves the compensation and benefits of executive officers and directors, administers and makes recommendations to the Board of Directors regarding executive and director compensation and stock incentive plans, approves an annual report on executive compensation for inclusion in the proxy statement, and reviews the relationship between the Company’s compensation practices and effective risk management, discussing with management the Compensation Discussion and Analysis.

Under its charter, the Compensation Committee has the authority to engage independent compensation consultants or other advisors to assist it in formulating the Company’s total compensation plan. In setting compensation for 2015, our Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”) as its compensation consultant to assist in assessing the Company’s compensation for its executive officers. The consultant provided to the Compensation Committee relevant survey and market compensation data and compared the Company’s compensation to the survey data. The Committee has relied on the guidance of the consultant in formulating and refining the Company’s executive compensation practices. In selecting Mercer, the Committee evaluated Mercer’s independence and considered the following factors:

•	Mercer does not provide any other services to the Company;

•	the amount of fees to be received by Mercer from the Company as a percentage of total revenues of MMC;

•	the policies and procedures of Mercer, the Company and the Committee that are designed to prevent conflicts of interest;

•	the lack of any business or personal relationships of Mercer with any member of the Committee;

•	stock of the Company owned by Mercer or any of the key Mercer employees servicing the Company; and

•	the lack of any business or personal relationships of Mercer with any executive officer of the Company.

After considering the foregoing, the Committee determined that Mercer was independent of the Company and management of the Company and that the engagement of Mercer did not raise any conflicts of interest.

Nominating/Corporate Governance Committee

The Board of Directors has established a Nominating/Corporate Governance Committee consisting of James J. Burns, Abraham Eisenstat, Paul G. Kirk, Jr. and Roger M. Widmann, all of whom are independent within the meaning of the rules of the New York Stock Exchange and applicable law. The charter of the Nominating/Corporate Governance Committee is available on the Company’s website at www.cedarrealtytrust.com. The Nominating/Corporate Governance Committee develops and recommends to the Board of Directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of the Board of Directors, conducts candidate searches and interviews, oversees and annually evaluates the Board of Directors, its standing committees and management, and annually evaluates the appropriate organization, size and composition of the Board of Directors, and formally proposes the slate of directors to be elected at each Annual Meeting of Stockholders.

Nomination of Directors

The Nominating/Corporate Governance Committee is responsible for the selection and nomination of directors and considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Stockholders who wish to recommend a nominee should send nominations directly to the Nominating/Corporate Governance Committee, at the principal executive offices of the Company, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our Board of Directors and to serve if elected by the stockholders. We did not receive any recommended nominees for director from any of our stockholders, other than from our directors, for this meeting. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for directorships.

Once the Nominating/Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide for succession or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience and report its findings to the Board. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards and other professional experience to enhance the Board’s effectiveness;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the business of the Company; and

•	the extent to which the prospective nominee provides the Board with diversity in experience and background.

The Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether the person should be considered for a Board position, and one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Committee.

Qualification of Directors

The Company selects directors in compliance with the Company’s corporate governance guidelines and the charter of the Nominating/Corporate Governance Committee, using the standards and qualifications discussed under “Nomination of Directors.” The Company is also mindful that a majority of the directors must be independent within the meaning of the rules of the New York Stock Exchange and applicable law. The existing directors were selected for a variety of reasons and to attempt to reflect the diverse business needs of the Company and diversity in experience and background. Mr. Burns’ qualifications for election to the Company’s Board include his extensive financial and accounting expertise, particularly with public companies in the real estate industry, including real estate investment trusts. He is currently on the audit committee of another REIT. Mr. Burns qualifies as an audit committee financial expert. Mr. Eisenstat’s qualifications for Board membership include his extensive knowledge of and success in the investment management industry, which, among other things, qualifies him as a financial expert. Ms. Hootkin brings to the Board expertise in finance, investor relations and the retail industry. She serves as a financial expert on the Audit Committee, while also bringing gender diversity to the Board. Mr. Kirk has extensive legal experience and experience in government and public affairs. He also has had experience as a director of two other REITs, as well as several other public companies. Mr. Rogers brings to the Board specialized knowledge of the REIT industry and corporate governance having served as President and CEO of another NYSE-listed REIT for 25 years and having served on the NAREIT Board of Governors, including as its Audit Committee Chair. Mr. Rogers currently serves as chairman of the board of a private REIT, chairman of the board of the Net Lease Alliance, a real estate advice firm, and as a director of a private commercial bank. Mr. Schanzer has been involved in real estate as an attorney and investment banker and presently is chief executive officer and president of the Company. In such positions, he has obtained extensive knowledge about the Company, its operations and the retail shopping center industry. Investment banking expertise is provided to the Company by Mr. Widmann, who has spent most of his career in the investment banking world. His knowledge has assisted the Company in its capital raising and other finance related activities.

Board Meetings

In the fiscal year ended December 31, 2015, there were ten meetings of the Board of Directors, five meetings of the Audit Committee, five meetings of the Compensation Committee and four meetings of the Nominating/Corporate Governance Committee. Each director of the Company standing for reelection attended in excess of 75% of the total number of meetings held of the Board of Directors and committees during his or her tenure of service in 2015. Board members are encouraged to attend our Annual Meeting of Stockholders. All of our directors other than Messrs. Eisenstat and Rogers, who each joined the Board after our 2015 Annual Meeting, were present at the Company’s Annual Meeting of Stockholders in May 2015.

Communications with the Board

The Nominating/Corporate Governance Committee of the Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Stockholders and other parties interested in communicating with any of the directors of the Company (or the Board as a group), may do so by writing to the Secretary of the Company, at 44 South Bayles Avenue, Suite 304, Port Washington, NY 11050. The Secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Secretary’s opinion, deals with the functions of the Board or committees thereof or that she otherwise determines requires the Board’s attention. The Board, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board.

Correspondence relating to accounting, internal controls or auditing matters is handled by the Audit Committee in accordance with its procedures.

Leadership Structure of the Board

The non-management directors of our Board meet in executive session several times during the year, generally on the same day as regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. Roger M. Widmann, an independent director of the Company since 2003, has been chosen by the directors to be the non-executive Chairman of the Board and to preside at each such meeting.

The Company has separated the role of Chairman of the Board from the Chief Executive Officer. The Board believes this creates effective leadership and an effective decision-making process. The Chairman of the Board is actively involved in corporate governance matters and on at least a quarterly basis leads an executive session of independent directors. In addition, the Nominating/Corporate Governance Committee annually conducts an evaluation of the performance of the Board and its committees and of the Chief Executive Officer. A key responsibility of the Board and Chief Executive Officer is to ensure continuity of leadership of the Company. Each year, the Chief Executive Officer presents a succession plan to the Board for its review.

Executive Officers

As of the date of this Proxy Statement, the Company’s executive officers who are not directors are as follows:

Name	Age	Position	Served as Named Executive Officer Since	Biographical Information
Philip R. Mays	48	Chief Financial Officer, Treasurer and Interim Chief Operating Officer	2011	Mr. Mays joined the Company in June 2011 after six years with Federal Realty Investment Trust, where he initially served as the Controller beginning in May 2005 and was subsequently promoted to Chief Accounting Officer in September 2006 and Vice President, Chief Accounting Officer in February 2007. Prior to Federal Realty, Mr. Mays was Vice President of Finance and Corporate Controller for CRIIMI MAE, Inc. for a period of one year. Earlier in his career, Mr. Mays held various accounting and finance positions, including seven years as an accountant at Ernst & Young LLP, achieving senior manager status at its office in Dallas/Fort Worth, Texas. At Ernst & Young LLP, he supervised audits and assisted clients in real estate, construction and hospitality, including public REITs. Mr. Mays has been a C.P.A. since 1993 and has a B.S. degree with a double major in accounting and finance from Jacksonville University in Jacksonville, Florida.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The discussion in this Compensation Discussion and Analysis relates to the CEO and each of the Company’s two other most highly compensated executive officers, collectively the “named executive officers,” as included in the Summary Compensation Table. For 2015, the Company’s named executive officers were:

•	Mr. Bruce J. Schanzer, President and CEO;

•	Mr. Philip R. Mays, CFO and Treasurer; and

•	Ms. Nancy H. Mozzachio, former COO.[1]

In 2011, the Company implemented a long-term strategic plan in connection with hiring a new CEO and CFO. In June 2011, the Company hired Mr. Bruce J. Schanzer as CEO and Mr. Philip R. Mays as CFO. The Board charged the new executives with developing a long-term strategy for improving Company performance. At the time they were hired, the Company and the Compensation Committee reiterated that a core objective of the executive compensation program was to align management’s compensation with long-term stockholder value creation. This was especially critical as the expectation was that it would take a number of years to fully realize positive results derived from the implementation of the new strategic plan.

In executing the new long-term strategic plan, the Company has achieved several important milestones, including the following:

•

divested a significant number of underperforming and non-core real estate assets and acquired better and stronger assets with the proceeds of the sales, improving the overall quality of our real estate portfolio;

[1]	Ms. Mozzachio’s employment with the Company ended on February 12, 2016.

•	successfully raised both common and preferred equity;

•	replaced a high cost preferred equity security with a less expensive one;

•	renegotiated our lines of credit on increasingly favorable terms;

•	entered into a number of unsecured term loans to refinance mortgage debt and thereby reduced the number of encumbered assets; and

•	reduced the Company’s overall leverage.

Beginning with the hiring of Messrs. Schanzer and Mays, the Company and the Compensation Committee, under the guidance of its compensation consultant, refined its compensation structure. The refined structure was designed to retain, compensate and incentivize Messrs. Schanzer and Mays, as well as other Company executives, commensurate with their experience, responsibilities and accomplishments, and align executive pay with the Company’s long-term strategic objectives and achievement of enhanced stockholder value. To that end, the executive compensation program includes three pay elements:

i.	base salary;

ii.	annual bonus; and

iii.	long-term equity compensation.

A significant portion of the annual bonus and long-term equity is based on the performance of the Company, and the remaining portion is based on a combination of individual performance- and time-based factors. A significant portion of compensation is at risk and variable depending on both our short-term financial performance and long-term creation of stockholder value, with the largest portion of at-risk compensation designed to incentivize our executives to focus on long-term stockholder value creation.

For 2015, our CEO’s and CFO’s base salary remained unchanged from 2014, while Ms. Mozzachio’s salary increased by approximately 18%, when she was promoted to COO effective January 1, 2015. In setting 2015 bonuses for the executive officers as of February 17, 2016, the Compensation Committee determined that 70% of the bonus would be based on the Company’s achievement of its targeted Operating FFO (as defined below, noting that in 2015 the Company’s Operating FFO was 108.3% above the target Operating FFO), and 30% would be based on a qualitative individual performance evaluation for each of those executives. For 2015, the Compensation Committee determined to award our CEO and CFO annual bonuses of $866,667 and $392,344, respectively, representing 108.3% of each of their targeted bonuses.

The Company believes that awarding senior executives a significant amount of their compensation in the form of restricted stock aligns management’s incentives with long-term stockholder value creation. To quickly and effectively ensure the alignment of executive compensation with long-term performance, the Company has, in the past, awarded multi-year restricted stock grants to give top executives a significant equity stake in the Company. These grants vest over a relatively long period of time and are contingent, in part, on the Company’s achievement of a minimum total stockholder return (“TSR”), as described more fully below under “Long-Term Compensation,” and other factors. Stock grants that contain long-term vesting provisions provide senior executives an incentive to remain with the Company. Also, performance conditions coupled with long vesting periods create a significant positive incentive for executives to make decisions that engender strong results over a sustained period of time. Of the grants made to the Company’s NEOs as of December 31, 2015, the following remain unvested:

•

In 2011, to entice him to join the Company as CEO and to give him immediate and significant alignment with stockholders, the Company awarded Mr. Schanzer restricted stock that vests seven years from the date of grant. This one-time grant was in lieu of any other grants to be made during the seven-year period ending June 2018.

•

In 2013, the Committee awarded Mr. Mays restricted stock that vests, provided he continues to be employed by the Company, five years from the date of grant in lieu of any other grants to be made for the following three-year period, also providing alignment with stockholders.

In addition, our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. These practices and features include the following:

•	anti-hedging policy that prohibits our officers, directors or employees from hedging or monetization transactions based on or correlated with the Company’s stock;

•	disclosure of executive equity ownership requirements;

•	stock ownership guidelines that require our executives to maintain a meaningful ownership position in our Company; and

•	annual say-on-pay vote that gives stockholders an advisory (non-binding) vote on the Company’s executive compensation program each year.

These practices and others are described in more detail below under “Corporate Governance Principles.”

Overview of Compensation Program

The Compensation Committee’s compensation philosophy is to:

•	align executive compensation with the interests of stockholders;

•	attract, retain and motivate a highly competent team of executives;

•	link pay to performance;

•	achieve a balance between short- and long-term results, teamwork and individual contributions; and

•	use equity as a tool for retention and a significant reward for performance.

Consistent with this philosophy, our pay program uses a combination of base salary, annual bonuses and long-term equity, with a significant portion of compensation being at risk and dependent on the performance of the Company and the executive, to align executive interests with those of stockholders.

Annual Advisory Vote on Compensation

The Board of Directors holds an annual advisory vote on executive compensation. At the Company’s 2015 Annual Meeting, stockholders voted to approve the compensation paid to the Company’s NEOs for 2014 with votes in favor of approximately 89%. In setting annual bonuses and long-term equity grants for 2015, the Compensation Committee considered the results of the 2014 advisory vote, together with the advice of Mercer, as more fully described below.

The Compensation Committee regularly reviews all elements of compensation to ensure that we remain competitive in the market and to ensure that overall compensation, including the mix of stock and cash, is aligned with our business objectives, our performance and the interests of our stockholders. The Compensation Committee values constructive feedback from our stockholders about executive compensation. Throughout the year, management communicated in meetings, property visits, telephone calls and/or written communications with several significant stockholders to better understand their perspectives on overall compensation. The Chair of our Compensation Committee participated actively on a number of these calls, fielding questions from shareholders directly. During the course of these communications, we received constructive comments from these stockholders and engaged in a constructive dialog with them about the Company’s compensation program. Based on the results of 2014 advisory vote, the Compensation Committee concluded that the compensation paid to our NEOs and the overall compensation philosophy enjoy strong stockholder support and do not require revision to address any stockholder concerns at this time. The Company prides itself on its relationship with its shareholders, and on its practice of offering interested shareholders direct access to management as well as our Compensation Committee Chair to express their feedback and concerns. We will continue to engage in dialogue with our stockholders about our compensation policies and decisions, and the Committee will continue to actively consider the views of our stockholders, including the results of our annual advisory vote, when making future executive compensation decisions.

Compensation Objectives

The Committee uses three pay elements in its executive compensation program: base salary, annual bonuses and long-term equity compensation. Two of these pay elements depend upon the performance of the executive and Company, including:

•	an annual bonus that is based on attainment of Company performance targets along with individual performance goals; and

•	long-term equity compensation that is contingent on attainment of stockholder return goals and continued service by the executive.

A significant portion of compensation is at risk and variable depending on both short- and long-term financial performance, with the largest portion designed to incentivize executives to focus on long-term stockholder value creation. In addition, because a significant portion of each executive’s total compensation is equity-based, we require our executives to maintain a meaningful ownership position in the Company and our disclosure of those executive ownership requirements (which our NEOs far exceed) has been favorably viewed by certain of our shareholders.

Salary is intended to attract and retain executives and to provide compensation that is commensurate with the executive’s scope of responsibility and effectiveness. Bonuses are designed to align the executive’s compensation with the Company’s short-term business goals. Long-term equity compensation focuses on achieving the Company’s long-term business goal of increased TSR. We use long-term equity to retain our executives by rewarding them with equity only if they remain with us for a substantial period of time. The allocation between either cash and non-cash compensation or short- and long-term compensation is established on an annual basis.

Market Comparison

For 2015, Mercer used a National Association of Real Estate Investment Trusts (“NAREIT”) survey to assess compensation levels.

The NAREIT survey includes 130 REITs and provides a broad market reference of similarly-sized REITs with equity market capitalization of less than $1.5 billion, inclusive of retail REITS, many of which compete with the Company for executive talent. Mercer furnished the Compensation Committee with a report that compared the Company’s executive officer compensation to the survey data. This report was considered by the Compensation Committee in setting total compensation for 2015.

Although comparisons of compensation paid to our executive officers, both named and not, relative to compensation paid to similarly situated executives in the survey assists the Compensation Committee in determining compensation, the Committee principally evaluates compensation based on the corporate objectives discussed above.

Implementation

The Compensation Committee determines the appropriate level and mix of compensation. The Committee also considers the individual components of compensation, as well as the total compensation received by each NEO, relative to each officer’s performance, the market and the Company’s other NEOs in making its determination. The amount each executive actually earns varies based on the executive’s performance, contribution and overall value to the Company. The Committee conducts an annual review of our CEO’s performance and considers these results when recommending the CEO’s compensation to the independent members of the full Board of Directors for their approval. Our CEO plays a significant role in setting the compensation for our other key executives, including NEOs, by providing the Committee with an evaluation of their performance, together with recommendations for the amount of the annual bonus and long-term equity. The Committee also obtains input from Mercer and has the discretion to accept, reject or modify the CEO’s recommendations.

The Company does not provide material perquisites or supplemental retirement benefits. The Company does not currently have any formalized clawback or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results; however, the Company will adopt such a policy in the future as necessary to comply with the provisions of the Dodd-Frank Act once final rules are adopted.

Base Salary

Base salaries for our NEOs depend on the scope of their responsibilities and performance. Base salary is designed to compensate the executives fairly for services rendered during the year. These salaries are compared to NAREIT executive compensation survey data. Salary levels are typically considered annually as part of the Committee’s performance review process and increases are based, in part, on the Committee’s assessment of the performance of the executive. The Compensation Committee receives from Mr. Schanzer his recommended salary level for each executive officer (other than Mr. Schanzer). For 2015, the salaries of Messrs. Schanzer and Mays remained unchanged, while the salary of Ms. Mozzachio increased approximately 18% upon her assumption of the COO role.

The Company has entered into employment agreements with each of the NEOs. In July 2015, the Company entered into a new employment agreement with Mr. Mays on terms substantially similar to Mr. Mays’ prior employment agreement. In August 2015, the Company entered into a new employment agreement with Ms. Mozzachio, replacing her employment agreement applicable to her former role, which terminated with Ms. Mozzachio’s departure on February 12, 2016.

The Compensation Committee is required to review base salaries annually and may increase, but not decrease, the salaries of Messrs. Schanzer and Mays pursuant to the terms of their respective employment agreements. In making decisions regarding executive officers’ base salaries, the Compensation Committee takes into account relevant factors including individual performance and market compensation data.

Annual Bonus

The Compensation Committee seeks to align the interests of the NEOs with the interests of stockholders by linking executive pay to individual performance and specified financial objectives.

In setting bonuses, the Compensation Committee determined that 70% of the bonus of then-employed NEOs would be based on the Company’s attainment of its targeted operating funds from operations (“Operating FFO”), and 30% would be based on a qualitative individual performance evaluation of each of the executives then employed. Operating FFO is a key annual earnings measurement for the Company, which excludes certain items that are not indicative of the results provided by the Company’s operating portfolio and that affect the comparability of the Company’s period-over-period performance, such as acquisition costs, amounts relating to early extinguishment of debt, gain on extinguishment of debt obligations, employee termination costs, and preferred stock redemption costs. The Operating FFO bonus ranges were established as follows:

	Threshold	Target	Maximum	Actual
Operating FFO	$0.50 per share	$0.52-$0.53 per share	$0.59 per share	$0.54 per share
Percentage of Bonus	50%	100%	150%	108.3%

If Operating FFO were less than $0.50 per share, the executives would not have the right to receive any bonus. If earned, the bonus percentage is computed on a linear basis between the Threshold Operating FFO per share amount and the Maximum Operating FFO per share that is attainable after taking into account the bonus expense at that level. Accordingly, Operating FFO for 2015 was $0.54 per share, slightly above the Target Operating FFO, resulting in a payout of 108.3% of target bonuses for executives.

Mr. Schanzer recommended annual bonus amounts to the Compensation Committee for the executive officers other than himself. The Compensation Committee reviewed the executive officers’ responsibilities and contributions and made its own assessment as to bonuses for each officer, but relied extensively on the recommendations of Mr. Schanzer. The Compensation Committee made the following determinations with respect to individual performance for 2015:

•

Mr. Schanzer’s employment agreement sets his target bonus at up to 100% of his annual salary, subject to the Compensation Committee’s evaluation of his performance. In determining the bonus to be paid to Mr. Schanzer, the Committee reviewed the results of the Company’s operations and its accomplishments during 2015 under Mr. Schanzer’s leadership. The Committee noted that under Mr. Schanzer’s stewardship, the Company continues to successfully implement its long-term strategic plan resulting in stronger corporate performance, a significant improvement in portfolio quality and a meaningfully less levered and more flexible capital structure. During 2015, the Company sold a number of non-core shopping centers for total proceeds of $6.3 million, acquired the 60% ownership interest of its joint venture partner in New London Mall in New London, Connecticut for $27.3 million, acquired Lawndale Plaza in Philadelphia, Pennsylvania for $25.2 million, and acquired East River Park, located in Washington, D.C., for $39.0 million, its first acquisition in this urban market. In addition, the Company completed a series of debt financings and executed a common equity offering early in the year. In view of the foregoing, the Compensation Committee determined that Mr. Schanzer’s performance merited a $866,667 cash bonus, representing 108.3% of his targeted bonus.

•

Mr. Mays had overall responsibility for the Company’s financial activity and is a significant overall contributor to the Company’s operations. Consistent with prior years, Mr. Mays’ target bonus was set at approximately 95% of his base salary. In assessing the bonus to be paid to Mr. Mays for 2015, the Committee reviewed the Company’s 2015 financial accomplishments and Mr. Mays’ involvement therein. The Committee noted that the Company completed an equity offering in early January 2015 for which the Company realized proceeds of approximately $42 million after offering expenses and closed $100 million of new unsecured five- and seven-year term loans on favorable terms in early February 2015. In addition, Mr. Mays played an important role in the Company’s acquisition of the remaining 60% interest in New London Mall from its joint venture partner and the East River Park Shopping Center in Washington, D.C. Based on the Committee’s evaluation of Mr. Mays’ performance, it approved Mr. Schanzer’s recommendation and awarded him an annual bonus of $392,344, representing 108.3% of his targeted bonus.

The following table presents the range of possible payouts of non-equity incentive awards to NEOs:

Grants of Plan-Based Awards For Year Ended December 31, 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Full Fair Value ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruce J. Schanzer	N/A	400,000	800,000	1,200,000
Philip R. Mays	N/A	181,082	362,164	543,246

The annual bonuses actually awarded are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Long-Term Compensation

We believe that outstanding long-term performance is achieved through an ownership position that encourages a focus on the Company’s success over the long term. Long-term equity awards are made to members of our senior management to align the long-term interests of the executives with those of stockholders, deliver market competitive pay and provide a strong retentive hook.

With respect to long-term equity awards made under the Company’s 2012 Stock Incentive Plan, the Compensation Committee determined that 35% of each award would be time-based and 65% would be based on the Company’s achievement of a TSR goal over the preceding three-year period with the target set at 6.5%, and all shares, if awarded, are subject to an additional three-year vesting requirement based solely on time. The threshold was set at 4% resulting in a 50% payout of the target, and the maximum set at 10%, resulting in a payout of 150% of target with a linear interpolation for ranges in between.

TSR goals are set annually as follows:

	Threshold	Target	Maximum
TSR Goal	4%	6.5%	10%
Payout (% of Target)	50%	100%	150%

TSR was selected as the basis for the Company’s performance goal since it ties this portion of the compensation to stockholder value, with the total value of these awards corresponding to stock price appreciation and dividends. Dividends, if declared by the Board, are also paid on unvested restricted shares. TSR is determined by adding dividends paid during the year to the change in stock price for such year, with the stock price to be measured as the average over the 20 trading days preceding each of the start and end of the three-year performance period. The Committee believed that absolute TSR was the appropriate measure for Company performance since (a) there are few other REITs with the Company’s business strategy, making construction of a suitable performance peer group problematic, and (b) the CEO’s initial equity grant was based on absolute TSR, which would align the interests of the CEO and the executives.

When Mr. Schanzer was hired in 2011, the Committee awarded him 2,500,000 shares of restricted stock, half of which will vest on the seventh anniversary of the grant date (June 15, 2018) if he is still employed by the Company with the other half vesting on the seventh anniversary of the grant date (June 15, 2018) if Mr. Schanzer is still employed by the Company and the Company’s TSR averages 6.5% or more per year over the seven-year vesting period.

In the opinion of Mr. Schanzer and the Compensation Committee, since June 2011 when Mr. Mays was retained by the Company as its Chief Financial Officer, he has been performing at an extremely high level and has become invaluable to the Company. To incentivize Mr. Mays to remain with the Company for the long term, in 2013 the Committee awarded him a grant of 369,718 shares of restricted stock that will vest on the fifth anniversary of the grant date (March 5, 2018) if he is still employed by the Company. The value of the grant amounts to less than the value Mr. Mays would have received based on the Company’s actual performance if the grants had been made annually instead of on a lump-sum basis using conservative estimates of the Company’s projected performance. This grant was in lieu of any other grants to be made for the following three-year period. In February 2016, the Committee awarded Mr. Mays restricted stock that vests five years from the date of grant, provided he is still employed by the Company on that date.

Stock awards are based on either performance, continued service or both, subject to acceleration of vesting, if determined by the Compensation Committee, upon retirement, death or disability, change in control or other similar events.

Our practice is to determine the dollar amount of long-term equity compensation to be granted and then to grant a number of shares that have a fair market value equal to the closing price of a share of common stock on the day the grant is made. Fair market value is determined by reference to the closing price of our common stock on the relevant grant dates. Historically, our practice has been to issue restricted stock and not to grant stock options. Other than certain minimal grants of stock options in 2001 that have expired, we have not granted stock options.

Perquisites

The only material perquisites provided to our NEOs relate to automobile leasing and other expenses for the executives’ benefit and business purposes. Our NEOs need vehicles for frequent travel to and from the Company’s many shopping centers. No other material perquisites are provided.

Retirement Benefits

NEOs are given the opportunity to participate in the Company’s tax qualified 401(k) plans providing for employer and employee contributions.

Several of our senior executives, including Messrs. Schanzer and Mays, participate in the Company’s 2005 Cedar Realty Trust, Inc. Deferred Compensation Plan (“Rabbi Trust Plan”). Under this deferred compensation plan, participants may defer a portion of their compensation and bonuses paid in cash on a pre-tax basis and receive a tax-deferred return on such amounts based on the performance of specific investments selected by the participants. Participants may also defer share awards made under the Company’s 2012 Stock Incentive Plan, as well as related dividends. In connection with this plan, the Company has established a “rabbi trust” overseen by an independent trustee (the “Rabbi Trust”) wherein the trustee is directed to make investments of the deferred cash amounts which track as closely as possible to those selected by each participant in order to generally match its liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit market risk. Generally, cash deferrals will be distributed in a lump sum on the earlier of the first day of the 61st month following the end of the calendar year to which such deferral relates, or as soon as practicable after the participant’s separation from service for any reason other than death or retirement (or six months thereafter, in the case of any participant who is a “specified employee” within the meaning of Internal Revenue Code Section 409A), unless the participant elects to receive the distribution in installments, or to otherwise further defer the distribution, as provided in the Rabbi Trust Plan. Generally, share deferrals will be distributed in a lump sum on the later of (a) the first business day of the January next following the third anniversary date of the grant, or (b) the first business day of the January next following the date on which the share deferrals are scheduled to vest in their entirety based on the original vesting schedule, unless the participant elects to receive the distribution in installments, or to otherwise further defer the distribution, as provided in the plan.

The following table represents nonqualified deferred compensation held by NEOs in the Company’s Rabbi Trust as of December 31, 2015:

Nonqualified Deferred Compensation

Name	Executive Contributions in 2015($)	Registrant Contributions in 2015($)	Aggregate Earnings in 2015($)	Aggregate Withdrawals/ Distributions in 2015($)	Aggregate Balance at December 31, 2015($)(1)
Bruce J. Schanzer	—	N/A	(617,500)	—	16,815,000	(2)
Philip R. Mays	—	N/A	(22,515)	—	613,107	(2)
Nancy H. Mozzachio	122,400	N/A	(70,485)	(8,278)	2,185,506	(3)

(1)	Information presented is the aggregate balance of shares and cash at December 31, 2015. Values of shares are calculated based on closing share price of $7.08.

(2)	All holdings in Company shares.

(3)	Of which $1,767,395 is held in Company shares, and $418,111 represents cash invested in various funds.

Employment Agreements

We have employment agreements with each of the NEOs. Each of these agreements has change-in-control provisions designed to promote stability and continuity of senior management. These agreements, including change-in-control payments, were negotiated at arm’s length and are more fully described in “Employment Agreements with Named Executive Officers.” The Compensation Committee does not believe these provisions will adversely affect the interests of our stockholders in the event of a change in control.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our NEOs to more closely align their interests with those of our stockholders. The number of shares of our common stock that an executive must own is set as a multiple of the executive’s base salary. For the chief executive officer, the multiple is four times base salary, while for the other NEOs the multiple is two times base salary with a four-year phase-in period.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance (Yes/No)	Stock Ownership as a Multiple of Salary as of December 31, 2015
Bruce J. Schanzer	4x	Yes	23x
Philip R. Mays	2x	Yes	10x
Nancy H. Mozzachio(1)	2x	Yes	6x

(1)	Ms. Mozzachio’s employment with the Company ended on February 12, 2016.

The Company’s executive compensation program includes an anti-hedging policy that prohibits our officers, directors or employees from hedging or monetization transactions involving the Company’s stock or its correlates.

Tax Deductibility of Compensation

The financial reporting and income tax consequences to the Company of the compensation components for the executive officers are considered by the Compensation Committee in analyzing the level and mix of compensation. Publicly-held corporations such as the Company cannot deduct compensation in excess of $1,000,000 paid to NEOs, other than certain performance-based compensation. The Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate the Company’s executive officers.

COMPENSATION

Oversight of Risk

The Board of Directors is involved in the review of risks inherent in the operations of the Company’s business and the implementation of the annual budget for the Company as well as its strategic plan. The Board reviews the annual budget of the Company and actual results against the budget throughout the year as part of its review and evaluation of the direction of the Company. It also reviews the strategic plan annually and receives updates with respect to both achievements as well as any changes deemed appropriate by management. At Board meetings, various risks facing the Company are reviewed and discussed by the Board. The Compensation Committee assesses the executive compensation, and particularly annual bonuses and long-term incentive compensation, in light of these other corporate and operational risks facing the Company. Based on these assessments, the Company’s executive compensation program includes risk mitigating features, such as: balance among short- and long-term incentives, cash and equity and fixed and variable pay, multiple performance measures, anti-hedging policies, and limited change-in-control benefits. Based on its own evaluation, the Committee concluded that risks associated with compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth information regarding compensation paid by the Company to Mr. Schanzer, Mr. Mays and Ms. Mozzachio, for fiscal years 2013, 2014 and 2015:

Name and Principal Position	Year	Salary(2) ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Bruce J. Schanzer President and Chief Executive Officer	2015 2014 2013	800,000 800,000 800,000	— — —	— — —	866,667 700,000 880,000	30,422 28,320 28,120	1,697,089 1,528,320 1,708,120

Philip R. Mays Chief Financial Officer	2015 2014 2013	381,225 381,225 373,750	— — —	— — 2,099,998	392,344 362,164 407,550	16,300 16,100 15,900	789,869 759,489 2,897,198

Nancy H. Mozzachio(4) Former Chief Operating Officer	2015	367,000	—	—	—	6,000	373,000

(1)	This column represents the grant date fair value of long-term equity awards granted under the Company’s 2012 Stock Incentive Plan computed in accordance with U.S. GAAP. Please see Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion on the valuation assumptions of the calculation in accordance with U.S. GAAP. For the year ended December 31, 2012, Mr. Mays received a grant of 369,718 shares of restricted stock which were awarded on March 5, 2013 and which will vest on March 5, 2018 provided he is still employed by the Company at that date. This grant is in lieu of any other grants to be made for the following three-year period. Consequently, none of the NEOs were awarded any additional equity grants in 2014 or 2015.

(2)	Amounts shown include amounts deferred at the election of the NEOs into the Company’s 401(k) Savings Plan, to the extent applicable.

(3)	Consists of matching contributions made by the Company related to its 401(k) plan and automobile allowances and related expenses.

(4)	Ms. Mozzachio assumed the role of Chief Operating Officer on January 1, 2015 and her employment with the Company ended on February 12, 2016. At December 31, 2015, Ms. Mozzachio had a three-year grant of 140,449 shares awarded on October 19, 2012, which did not vest prior to her departure on February 12, 2016.

Employment Agreements With Named Executive Officers

During 2015, the Company had employment agreements with each of its NEOs, Messrs. Schanzer and Mays and Ms. Mozzachio.

On May 31, 2011, Mr. Schanzer entered into a seven-year employment agreement, effective as of June 15, 2011, to serve as the Company’s President and Chief Executive Officer at an annual salary of $800,000. Mr. Schanzer participates in the Company’s annual bonus plan for senior executive officers. Mr. Schanzer also received a long-term incentive compensation grant of 2,500,000 shares of restricted stock, one-half of which will vest on the seventh anniversary of the grant date (June 15, 2018) if Mr. Schanzer is still employed by the Company, with the other one-half to vest on the seventh anniversary of the date of grant (June 15, 2018) if Mr. Schanzer is still employed by the Company and the Company’s TSR (as determined in accordance with his employment agreement) for such seven years averages 6.5% or more per year.

On July 15, 2015, Mr. Mays entered into a three-year employment agreement, effective as of June 6, 2015, to serve as Chief Financial Officer of the Company, on terms substantially similar to Mr. Mays’ prior employment agreement with the Company as Chief Financial Officer. The agreement provides for an annual base salary of $381,225, subject to annual discretionary increases. Mr. Mays will also continue to participate in the Company’s annual bonus plan for senior executive officers and will continue to be entitled to participate in the Company’s long-term incentive compensation plan, subject to the discretion of, and the requirements established by, the Board of Directors of the Company, based on recommendations of the Compensation Committee.

On August 3, 2015, Ms. Mozzachio entered into a three-year employment agreement, effective as of June 6, 2015, to serve as the Company’s Chief Operating Officer replacing Ms. Mozzachio’s prior employment agreement. The agreement provided for an annual base salary of $367,000, subject to annual discretionary increases. The agreement terminated automatically upon Ms. Mozzachio’s departure from the Company on February 12, 2016. Prior to her departure, Ms. Mozzachio participated in the Company’s annual bonus plan for senior executive officers and participated in the Company’s long-term incentive compensation plan, which are subject to the discretion of, and the requirements established by, the Board of Directors of the Company, based on recommendations of the Compensation Committee.

Under each employment agreement, an executive’s employment will terminate automatically upon retirement, death or disability, without payment of any additional compensation, other than accelerated vesting of restricted stock which may be available in certain circumstances. Upon the termination of employment by the Company for cause or by the executive without good reason, no additional compensation will be due to such executive. In the event of termination of an agreement by the Company without cause or by the executive for good reason, unless otherwise agreed, the executive is entitled to receive from the Company:

•	Any earned and unpaid base salary;

•

For Mr. Schanzer, provided he executes and delivers an agreement releasing the Company from all liability, a lump sum cash payment of two and one-half times the sum of Mr. Schanzer’s annual base salary and his average annual bonus for the preceding two fiscal years;

•

For Mr. Mays and Ms. Mozzachio, provided he or she signs and delivers a general release of any and all claims, a lump sum payment of two and one-half times the sum of the executive’s annual base salary and the higher of the executive’s annual bonus for the preceding two full fiscal years;

•	Continuation of health insurance benefits for 12 months (to be reduced to the extent the executive receives comparable benefits); and

•	Acceleration of vesting of all options, restricted shares and other awards under the Company’s employee benefit plans.

“Good reason” for Mr. Schanzer means:

•	Material breach by the Company of the terms of his employment agreement;

•	A material reduction in the executive’s duties or responsibilities;

•	The relocation of the executive or the headquarters of the Company to any location outside of the New York City metropolitan area; or

•	A change in control of the Company.

“Good reason” for each of Mr. Mays and Ms. Mozzachio means:

•	Material uncured breach by the Company of the terms of their employment agreements;

•	A material reduction in the executive’s duties or responsibilities absent written consent;

•	The relocation of the executive or the headquarters of the Company to any location outside of the New York City metropolitan area; or

•	A change in control of the Company.

Each employment agreement also provides that each executive will not compete with the Company or hire any employees of the Company for a period of one year after the termination of the executive’s employment prior to expiration of his/her agreement, unless employment is terminated by the Company without cause or by the executive for good reason.

The tables below set forth the severance payments that would have been made based on a hypothetical termination date of December 31, 2015 and using the closing price of our stock on that date for each of our NEOs for termination by the Company without cause or by the executive for good reason in a situation not involving a change in control and in a situation involving a change in control. These amounts are estimates and the actual amounts to be paid can be determined only at the time of the termination of the executive’s employment without cause or by the executive for good reason. Under each employment agreement, there are also various circumstances under which termination of employment results in no severance due.

Termination of Employment Without Change In Control(1)

Name	Cash Compensation (Salary and Bonus) ($)	Value of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)
Bruce J. Schanzer	3,958,334	17,700,000	24,383	21,682,717
Philip R. Mays	1,933,923	2,617,603	24,383	4,575,909
Nancy H. Mozzachio(2)	1,682,500	994,379	18,990	2,695,869

(1)	Information presented assumes executives are employed by the Company on the date of a change in control and are otherwise entitled to severance.

(2)	Ms. Mozzachio’s employment with the Company ended on February 12, 2016.

Termination of Employment With Change In Control(1)

Name	Cash Compensation (Salary and Bonus) ($)	Value of Stock Awards ($)	Medical and Other Benefits ($)	Total ($)
Bruce J. Schanzer	3,958,334	17,700,000	24,383	21,682,717
Philip R. Mays	1,933,923	2,617,603	24,383	4,575,909
Nancy H. Mozzachio(2)	1,682,500	994,379	18,990	2,695,869

(1)	Information presented assumes executives are employed by the Company on the date of a change in control and are otherwise entitled to severance.

(2)	Ms. Mozzachio’s employment with the Company ended on February 12, 2016.

Equity Awards

As described above, no equity awards were granted to the named executive officers during the fiscal year ended December 31, 2015.

The following table sets forth information with respect to outstanding equity awards at December 31, 2015.

Outstanding Equity Awards At Fiscal Year Ended December 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bruce J. Schanzer						1,250,000(2)	8,850,000	1,250,000(2)	8,850,000
Philip R. Mays						369,718(3)	2,617,603
Nancy H. Mozzachio(4)						140,449	994,379

(1)	Based on the $7.08 closing price of a share of common stock as of December 31, 2015.

(2)	These shares vest on June 15, 2018.

(3)	These shares vest on March 5, 2018.

(4)	Ms. Mozzachio’s employment with the Company ended on February 12, 2016, prior to the vesting of her outstanding unvested equity awards.

No options were granted by the Company or exercised during the fiscal year ended December 31, 2015. The following table sets forth certain information with respect to option exercises and option values and restricted stock awards that vested during the fiscal year ended December 31, 2015.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Bruce J. Schanzer	N/A	N/A
Philip R. Mays	N/A	N/A	127,329	881,680
Nancy H. Mozzachio(3)	N/A	N/A	52,588	373,340

(1)	Includes shares that vested, but the receipt of which was deferred pursuant to the Company’s Rabbi Trust Plan. Under this plan, each participant selects the period of time over which receipt of the shares will be deferred, subject to earlier receipt upon death, disability and other events specified in the plan. The amount deferred for Mr. Mays was 86,597 shares, having a value of $607,045. The amount deferred for Ms. Mozzachio was 45,469 shares, having a value of $321,087.

(2)	Value realized is based on the closing share price on the day prior to the date of vesting.

(3)	Ms. Mozzachio’s employment with the Company ended on February 12, 2016.

Compensation of Directors

The equity component of the non-management directors’ compensation was last increased in 2012 based on a report prepared by Mercer that recommended increases to both the annual cash and equity components of non-management director compensation. In July 2014, the Compensation Committee reviewed compensation paid by a peer group of companies to their directors. The Committee considered aggregate compensation paid by the Company to its non-management directors relative to total revenues, as compared to the peer companies, and determined that an increase in compensation was justified because the compensation paid to its non-management directors was below the average of its peers based on revenues. Accordingly, effective July 1, 2014, the annual retainer was increased to $32,000 and the annual retainer for the non-executive Chairman of the Board was increased to $90,000. In addition, the Committee determined that all the fees paid to the members of Committees and their chairs should be the same, given the size and responsibilities of the Board, and therefore the flat fee paid to the members of the Nominating/Corporate Governance Committee was increased to $4,000, and the fee paid to the chairman of the Nominating/Corporate Governance Committee was increased to $15,000. Meeting attendance fees remained $1,500 and $1,000, respectively, for each Board and Committee meeting attended. The annual directors’ fees, at the option of each director, may be paid in cash or shares of the Company’s common stock. In 2015, each independent director also received an annual grant of $55,000 of restricted stock that vests on the third anniversary of the date of grant, with the exception of Mr. Eisenstat, who joined the Board on July 20, 2015 and received a pro-rated restricted stock grant of $24,863, and Mr. Rogers, who joined the Board on March 17, 2016 and therefore did not receive any director compensation in respect of 2015.

The following table details director compensation in 2015, which reflects the compensation described above. The table does not include reimbursement of travel expenses related to attendance at Board and Committee meetings. Mr. Schanzer does not receive additional compensation for serving as a director.

Director Compensation — 2015(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)(3)
James J. Burns	78,500	55,000	133,500
Abraham Eisenstat	25,935	24,863	50,798
Pamela N. Hootkin(4)	129,500	55,000	184,500
Paul G. Kirk, Jr.	79,000	55,000	134,000
Everett B. Miller, III(5)	27,203	55,000	82,203
Roger M. Widmann	154,000	55,000	209,000

(1)	Mr. Rogers was appointed to the Board in March 2016, and therefore did not receive any director compensation in respect of 2015.

(2)	Each director received a grant of $55,000 of restricted stock that will vest on the third anniversary of the date of grant with the exception of Mr. Eisenstat, who was awarded a pro-rated amount of $24,863. The number of shares granted is calculated based on the closing share price on the date of grant. For 2015, director share grants were made on January 2, 2015, based on a closing share price of $7.35, except for Mr. Eisenstat, whose pro-rated grant was based on the August 4, 2015 closing share price of $6.73, each computed in accordance with U.S. GAAP.

(3)	As of December 31, 2015, each director held 26,349 restricted shares which had not yet vested as of year end, with the exception of Mr. Eisenstat, who held 3,694 unvested restricted shares as of year end. All of these shares are included in the security ownership chart for directors and executive officers.

(4)	Includes $50,000 in supplemental compensation awarded to Ms. Hootkin for additional work performed at the Board’s direction.

(5)	Mr. Miller retired as a director of the Company effective May 31, 2015, and 27,386 unvested shares became vested on an accelerated basis at that time.

The Committee has established target ownership guidelines for our directors to more closely align their interests with those of our stockholders. For each director who has served as a director for at least four years, such director is expected to own shares of our common stock, including restricted stock, totaling not less than the number of shares constituting the equity portion of his annual retainer for the previous four years. Based on the directors’ disclosure to the Company, all of the Company’s directors met such guidelines, with the exception of Messrs. Eisenstat and Rogers, who are still within their respective phase-in compliance periods.

Stock Plans

The Company has in effect the 2012 Stock Incentive Plan under which a total of 4,500,000 shares of common stock may be issued and a 2004 Stock Incentive Plan, as amended. As the result of the approval of the 2012 Stock Incentive Plan by our stockholders on June 15, 2012, no further awards will be granted under the 2004 Stock Incentive Plan. The plans are administered by the Compensation Committee which determines, among other things, the number of shares, the vesting period and, to the extent applicable, the exercise price for each award.

The following table sets forth information at December 31, 2015 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

Equity Compensation

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)
Equity compensation plans approved by security holders	0	$—	1,465,920
Equity compensation plans not approved by security holders	0	$—	—

Total	0		1,465,920

Compensation Committee Interlocks and Insider Participation

Pamela N. Hootkin, Paul G. Kirk, Jr. and Roger M. Widmann are members of the Compensation Committee (and Everett B. Miller, III served as a Compensation Committee member before retiring as a director of the Company effective May 31, 2015). No member of the Compensation Committee during 2015 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock requiring disclosure in this Proxy Statement pursuant to SEC regulations. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity that has had any of such entity’s executive officers serve either on the Company’s Board of Directors or Compensation Committee.

MISCELLANEOUS

Security Ownership of Certain Beneficial Owners and Management

The following is a schedule of all persons who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock of the Company as of March 11, 2016:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
FMR LLC 245 Summer Street Boston, MA 02210	12,757,340(1)	15.0%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	11,128,423(2)	13.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malverne, PA 19355	8,630,120(3)	10.1%
T. Rowe Price Associates 100 E. Pratt Street Baltimore, Maryland 21202	6,788,230(4)	8.0%
InvenTrust Properties Corp. Inland Investment Advisors, Inc. Inland Real Estate Investment Corporation The Illinois Real Estate Transactions Group, Inc. The Inland Group, Inc. 2809 Butterfield Road Oak Brook, IL 60523	6,135,088(5)	7.2%

(1)	According to a Schedule 13G/A filed with the SEC on February 12, 2016.

(2)	According to a Schedule 13G/A filed with the SEC on January 8, 2016.

(3)	According to a Schedule 13G/A filed with the SEC on February 10, 2016, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 94,844 shares of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 226,384 shares of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(4)	According to a Schedule 13G filed with the SEC on February 10, 2016.

(5)	According to a Schedule 13D/A filed with the SEC on April 26, 2013. Includes shares beneficially owned by Inland Investment Advisors, Inc., an indirect wholly owned subsidiary of The Inland Group, Inc. through its management of the discretionary accounts of Inland American Real Estate Trust, Inc. and Eagle I Financial Corp, 701 North Green Valley Parkway, Suite 200, Henderson, NV 89074. Mr. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc.

The following table sets forth information concerning the security ownership of directors and NEOs as of March 11, 2016:

Name	Number of Common Shares Beneficially Owned(1)	Percent of Common Stock
Bruce J. Schanzer(2)	2,630,257	3.08%
James J. Burns	69,430	*
Abraham Eisenstat	26,782	*
Pamela N. Hootkin	69,434	*
Paul G. Kirk, Jr.	75,874	*
Steven G. Rogers(3)	—	*
Roger M. Widmann	96,440	*
Philip R. Mays	801,042	*
Nancy H. Mozzachio(4)	—	*
Directors and executive officers as a group (8 persons)(3)(4)	3,769,259	4.42%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)	Includes 16,664 shares of common stock owned by Mr. Schanzer as custodian for his minor children under the Uniform Gifts to Minors Act. Mr. Schanzer disclaims beneficial ownership of these shares.

(3)	Mr. Rogers was appointed to the Board on March 17, 2016.

(4)	Ms. Mozzachio’s employment with the Company ended on February 12, 2016.

Audit Committee Report

The Audit Committee presently comprises James J. Burns, Abraham Eisenstat, Steven G. Rogers and Pamela N. Hootkin, all of whom are independent directors as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards and Rule 10A-3 of the Securities Exchange Act of 1934. Until May 31, 2015, Everett B. Miller, III served on the Audit Committee and was succeeded in the interim by Paul G. Kirk, Jr. until Mr. Eisenstat was appointed on July 20, 2015. Mr. Rogers was appointed to the Audit Committee on March 17, 2016. The Audit Committee operates under a written charter, which was adopted by the Board of Directors. A copy of the charter is available on the Company’s website at www.cedarrealtytrust.com. The charter was last amended in February 2014. The Audit Committee appoints the Company’s independent registered public accounting firm, presently Ernst & Young LLP (“Ernst & Young”).

The Audit Committee oversees the Company’s financial reporting on behalf of the Board of Directors. Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining effective internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an independent audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and (ii) the Company’s internal control over financial reporting, and issuing reports thereon.

In this context, during 2015 the Audit Committee as then constituted met five times and held separate discussions with management, the accounting firm that provides internal audit services to the Company and Ernst & Young. The Audit Committee met with Ernst & Young to discuss their plans and scope for the fiscal 2015 audits and also discussed the procedures and scope with the firm performing the internal audit for 2015. The Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including compliance with the COSO 2013 principles, and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and Ernst & Young represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed with Ernst & Young its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 16, the rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee discussed with Ernst & Young the firm’s independence from Company management and the Company, including the matters in the letter from Ernst & Young required by PCAOB Rule 3526, and considered the compatibility of non-audit services with Ernst & Young’s independence. The Audit Committee also discussed with Ernst & Young matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Audit Committee received and reviewed a report from the internal auditors detailing the results of such firm’s internal audit procedures and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee discussed with Ernst & Young the Company’s internal quality control procedures and any material issues raised by Ernst & Young’s most recent internal quality control review. The Audit Committee, after discussions with management, approved the fees for various services performed by Ernst & Young.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent public accountants, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent public accountants and determines whether to re-engage the current independent public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent public accountants, their capabilities and their technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young as the Company’s independent public accountants for 2016.

The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industry in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of Ernst & Young to serve as the Company’s independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee intends to continue to recommend that the Board of Directors ask the stockholders, at this Annual Meeting, to ratify the appointment of the independent public accountants.

Based on the review and discussions with management, the internal auditors and Ernst & Young, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee has recommended to the Board of Directors the inclusion of the audited consolidated financial statements and related schedule, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee

James J. Burns

Abraham Eisenstat

Pamela N. Hootkin

Steven G. Rogers*

* Joined the Audit Committee effective March 17, 2016

Compensation Committee Report

The Compensation Committee and management of the Company reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Compensation Committee

Pamela N. Hootkin

Paul G. Kirk, Jr.

Roger M. Widmann

Transactions With Related Persons

With respect to approval of transactions with related persons, we have a written policy to have the Audit Committee approve any transactions between the Company and any related person. In determining whether to approve a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following information summarizes our transactions with related persons. Other than as discussed below, there were no other transactions during 2015 that were subject to our related person transaction policy.

Our articles of incorporation generally prohibit any person or group from owning more than 9.9% of our outstanding shares of stock, subject to a waiver of the limit that may be granted by our Board of Directors. The Company has entered into agreements with Inland American Real Estate Trust, Inland Investment Advisors, Inc., Inland Real Estate Corporation and The Inland Group, Inc. (collectively, “Inland”) that permit it to acquire in excess of 9.9% of the Company’s Common Stock (in connection with a voting agreement), with BlackRock, Inc. that permit it to acquire in excess of 9.9% of the Company’s Common Stock, with Cohen & Steers Capital Management, Inc. that permit it to acquire in excess of 9.9% of each of the Company’s Common Stock and Series B Preferred Stock, with AllianceBernstein to permit it to acquire in excess of 9.9% of the Company’s Series B Preferred Stock and with Nuveen Asset Management, LLC to permit it to acquire in excess of 9.9% of the Company’s Series B Preferred Stock. In all cases, such waivers remain conditioned on, and subject to, compliance with the rules that ensure the Company’s continued eligibility for REIT status for federal income tax purposes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors, and persons who beneficially own more than 10% of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by Securities and Exchange Commission regulations to furnish the Company with copies of these reports. Securities and Exchange Commission rules require the Company to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based solely on the Company’s review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, the Company believes that, during 2015 and 2016 to date, its officers, directors and holders of more than 10% of its common stock complied with all filing requirements under Section 16(a), except for one Form 4 for Ms. Mozzachio, which was filed three days late on January 11, 2016, reporting the tender of 289 shares to offset payroll taxes and indicating that her initial Form 3 inadvertently omitted her holding of 15,652 additional shares of the Company’s common stock.

2.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At the Company’s 2015 Annual Meeting of Stockholders, stockholders approved the executive compensation of the Company.

As described in “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased TSR, while at the same time avoiding unnecessary or excessive risk-taking.

The affirmative vote of a majority of the shares entitled to be voted and present at the meeting either in person or by proxy is required to approve this Proposal.

Accordingly, we ask our stockholders to vote on the following resolution at this meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”.

The Board of Directors recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

3.  APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the years ended December 31, 2014 and 2015 and fees billed for other services rendered by such firm during the periods:

	2015 Actual Fees	2014 Actual Fees
Audit Fees(1)
Audit of consolidated financial statements and internal controls	$602,500	$612,000
Quarterly reviews	90,000	85,000
SEC filings, including comfort letters and consents	102,500	144,750

Total Audit Fees	795,000	841,750

Audit-Related Fees(2)
Audits relating to consolidated partially owned entities	0	130,000

Total Audit-Related Fees	0	130,000

Tax Fees(3)
Total Tax Fees	0	0

All Other Fees(4)
Total All Other Fees	0	0

Total Fees	$795,000	$971,750

(1)	“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Includes fees and expenses related to the annual audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	“Audit-Related Fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Includes fees and expenses for services rendered from January through December, notwithstanding when the fees and expenses were billed. Such fees include two years of audits of certain consolidated joint ventures.

(3)	“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning. In 2014 and 2015, we incurred no tax fees from Ernst & Young LLP.

(4)	“All Other Fees” refers to fees and related expenses for products and services other than services described above. In 2014 and 2015, we incurred no other fees from Ernst & Young LLP.

All audit-related services and each of the other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Consideration of these Fees

The Company’s Audit Committee has considered whether the provisions of the services covered under the category of “Audit-Related Fees” are compatible with maintaining the independence of Ernst & Young LLP.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

4.  OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at the Company’s 2017 Annual Meeting of Stockholders must be received by the Company on or prior to November 25, 2016 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting. Any notice of stockholder proposals received after this date will be considered untimely. In addition, proposed nominations by stockholders for persons to serve as directors at the 2017 Annual Meeting must be received by the Company between January 3, 2017 and February 2, 2017. Nominations not received within this time frame will not be considered timely.

Householding

The Company may elect to send a single copy of its Annual Report and this Proxy Statement to any household at which two or more stockholders reside, unless one of the stockholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Stockholders may request to discontinue or re-start householding, or to request a separate copy of the 2015 Annual Report or 2016 Proxy Statement, as follows:

•	Stockholders owning shares through a bank, broker or other holder of record should contact such record holder directly; and

•

Stockholders of record should write to the Company at 44 South Bayles Avenue, Suite 304, Port Washington, New York 11050, attention Investor Relations. The Company will promptly deliver such materials upon request.

OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

BRUCE J. SCHANZER
President and Chief Executive Officer
Dated: March 24, 2016

☐	¢

CEDAR REALTY TRUST, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS - May 3, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cedar Realty Trust, Inc., a Maryland corporation, hereby appoints Bruce J. Schanzer, Philip R. Mays and Adina G. Storch and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 AM on May 3, 2016, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

(Continued and to be signed on the reverse side)

¢	1.1	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR REALTY TRUST, INC.

May 3, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.cedarrealtytrust.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	00033333333000001000 3		050115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			1. To elect 7 nominees for Directors:	FOR	AGAINST	ABSTAIN
	THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE APPROVAL OF COMPENSATION FOR EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.		James J. Burns	☐	☐	☐
			Abraham Eisenstat	☐	☐	☐
			Pamela N. Hootkin	☐	☐	☐
			Paul G. Kirk, Jr.	☐	☐	☐
			Steven G. Rogers	☐	☐	☐
			Bruce J. Schanzer	☐	☐	☐

			Roger M. Widmann	☐	☐	☐
	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.		2. The approval (non-binding) of the compensation of the Company’s Named Executive Officers.	☐	☐	☐

			3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

4. With discretionary authority upon such other matters as may properly come before the Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR REALTY TRUST, INC.

May 3, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.cedarrealtytrust.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00033333333000001000 3	050115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE APPROVAL OF COMPENSATION FOR EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.		1.	To elect 7 nominees for Directors:	FOR	AGAINST	ABSTAIN
			James J. Burns	☐	☐	☐
			Abraham Eisenstat	☐	☐	☐
			Pamela N. Hootkin	☐	☐	☐
			Paul G. Kirk, Jr.	☐	☐	☐
			Steven G. Rogers	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.			Bruce J. Schanzer	☐	☐	☐
			Roger M. Widmann	☐	☐	☐
		2.	The approval (non-binding) of the compensation of the Company’s Named Executive Officers.	☐	☐	☐
		3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
		4.	With discretionary authority upon such other matters as may properly come before the Meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■